November 4, 2010

Maiden Holdings, Ltd. Increases Quarterly Dividend 7.7 Percent

HAMILTON, Bermuda - Maiden Holdings, Ltd. (Nasdaq:  MHLD) today announced that its Board of Directors approved a 7.7 percent increase in the common stock quarterly cash dividend, raising it to $0.07 from $0.065 per share of common stock. The dividend will be payable on January 18, 2010 to shareholders of record as of January 3, 2010.

About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our subsidiaries which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. As of June 30, 2010, the company had $2.8 billion in assets and shareholders' equity of $725 million. MHLD-G

Maiden Holdings, Ltd.
irelations@maiden.bm